EXHIBIT 99.1

Patterson-UTI Energy Announces Second Quarter Results

Net Income Up 61 Percent

     SNYDER, Texas – July 29, 2004 – PATTERSON-UTI ENERGY, INC. (Nasdaq: PTEN) today announced its financial results for the second quarter of 2004. Net income for the three months ended June 30, 2004 increased by 61 percent to $19.6 million, or $0.12 per share, from $12.2 million, or $0.07 per share for the second quarter of 2003. Revenues for the three-month period increased by 20 percent to $234.5 million, compared to revenues of $195.6 million for the quarter ended June 30, 2003.

     Net income for the six months ended June 30, 2004 increased by 114 percent to $40.3 million, or $0.24 per share, from $18.8 million, or $0.11 per share for the comparable six-month period in 2003. Revenues for the six-month period increased by 26 percent to $453.3 million, compared to revenues of $360.9 million for the six months ended June 30, 2003.

     During the quarter, the Company incurred exploration and production related impairment charges and dry-hole costs in the amount of $2.5 million ($1.6 million after tax) associated primarily with certain Mississippi projects.

     The Company also announced that its Board of Directors has declared a cash dividend on its common stock in the amount of $0.02 per share. The dividend is to be paid to holders of record on August 16, 2004 and paid on September 1, 2004.

     Cloyce A. Talbott, Patterson-UTI’s Chief Executive Officer, commented, “The two-year upward trend in our land-based contract drilling business continued in the second quarter. We expect this trend to continue well into the future based upon increasing customer demand, reflecting the expectation that natural gas prices will remain high. We therefore expect our rig count and day rates to increase.

     “During the second quarter of 2004, we averaged 203 rigs operating, including 198 in the U.S. and 5 in Canada, compared to an average of 183 in the U.S. and 14 in Canada in the first quarter of the year. We estimate that our rigs operating will average approximately 209 rigs in July, including 201 in the U.S. and 8 in Canada. The operating results for the quarter were negatively affected by abnormally wet conditions in several of our drilling markets, which resulted in lower rig utilization rates and higher operating costs per day than had been anticipated,” Talbott added.

     Mark S. Siegel, Chairman of Patterson-UTI Energy, stated, “On June 2, 2004 we paid our first cash dividend, and on June 30, 2004, our two-for-one stock split became effective. In addition, on June 7, 2004 we announced that our Board of Directors had approved a stock buyback program for the purchase of up to $30 million of the Company’s outstanding common stock. These actions demonstrate our faith in the Company’s ability to meet current and future financial obligations and continue our strategy of growth through selective acquisitions, while allowing us to return some of our earnings to our shareholders.”

     All references to “earnings per share” in this press release are diluted earnings per share as defined within the Statement of Financial Accounting Standards No. 128.

     The Company will hold its quarterly conference call to discuss second quarter results today at 9:30 a.m. Eastern (8:30 a.m. Central and 6:30 a.m. Pacific). This call is being Webcast and can be accessed through Patterson-UTI’s Web site at www.patenergy.com or at www.streetevents.com in the Individual Investor Center. Replay of the conference call Webcast will be available at these same sites until Thursday, August 12, 2004. The telephone replay will be available through Saturday, July 31, 2004.

About Patterson-UTI Energy, Inc.

Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company owns 361 land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Louisiana, Mississippi, Colorado, Utah, Wyoming and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, the Company has an exploration and production business that is based in Texas.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings. Copies of these filings may be obtained by contacting the Company or the SEC.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
REVENUES	$234,510	$195,624	$453,289	$360,863
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion, amortization and impairment)	165,320	145,323	318,606	272,217
Depreciation, depletion, amortization and impairment	30,451	24,973	57,734	49,109
Selling, general and administrative	7,910	6,813	14,708	13,707
Bad debt expense	217	82	307	162
Other	(187)	(720)	(1,375)	(3,329)

Total Costs and Expenses	203,711	176,471	389,980	331,866

OPERATING INCOME	30,799	19,153	63,309	28,997

OTHER INCOME (EXPENSE)
Interest expense	(54)	(76)	(130)	(148)
Interest income	204	285	455	545
Other	172	319	257	1,660

Total Other Income	322	528	582	2,057

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	31,121	19,681	63,891	31,054
INCOME TAXES	11,514	7,479	23,602	11,801

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	19,607	12,202	40,289	19,253
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, net of $287 income tax	—	—	—	(469)

NET INCOME	$19,607	$12,202	$40,289	$18,784

NET INCOME PER COMMON SHARE
BASIC:
Income before cumulative effect of change in accounting principle	$0.12	$0.08	$0.24	$0.12

Cumulative effect of change in accounting principle	$—	$—	$—	$—

Net Income	$0.12	$0.08	$0.24	$0.12

DILUTED:
Income before cumulative effect of change in accounting principle	$0.12	$0.07	$0.24	$0.12

Cumulative effect of change in accounting principle	$—	$—	$—	$—

Net Income	$0.12	$0.07	$0.24	$0.11

AVERAGE COMMON SHARES OUTSTANDING
Basic	166,681	161,058	165,211	160,694

Diluted	169,062	164,914	168,005	164,218

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Contract Drilling:
Revenues	$188,222	$163,951	$367,397	$299,532
Direct operating costs (excluding depreciation and amortization)	$134,387	$124,309	$262,378	$230,737
Selling, general and administrative	$1,080	$1,094	$2,175	$2,229
Operating days	18,473	17,742	36,437	33,611
Average revenue per operating day	$10.19	$9.24	$10.08	$8.91
Average direct operating costs per operating day	$7.27	$7.01	$7.20	$6.87
Average margin per operating day	$2.92	$2.23	$2.88	$2.04
Number of owned rigs at end of period	361	340	361	340
Average number of rigs owned during period	361	334	357	331
Average rigs operating	203	195	200	186
Rig utilization percentage	56%	58%	56%	56%
Capital expenditures	$42,980	$27,400	$71,360	$40,939
Pressure Pumping:
Revenues	$14,577	$9,800	$28,827	$18,311
Direct operating costs (excluding depreciation)	$8,328	$5,800	$16,416	$10,806
Selling, general and administrative	$1,664	$1,245	$3,457	$2,756
Total jobs	1,578	1,246	3,266	2,307
Average revenue per job	$9.24	$7.87	$8.83	$7.94
Average costs per job	$5.28	$4.65	$5.03	$4.68
Average margin per job	$3.96	$3.22	$3.80	$3.26
Capital expenditures	$4,782	$2,406	$10,604	$6,119
Drilling and Completion Fluids:
Revenues	$23,424	$16,003	$41,563	$31,851
Direct operating costs (excluding depreciation and amortization)	$19,837	$13,922	$35,476	$28,303
Selling, general and administrative	$1,875	$1,771	$3,585	$3,548
Total jobs	593	515	1,111	1,001
Average revenue per job	$39.50	$31.07	$37.41	$31.82
Average costs per job	$33.45	$27.03	$31.93	$28.27
Average margin per job	$6.05	$4.04	$5.48	$3.55
Capital expenditures	$416	$146	$627	$277
Oil and Natural Gas Production and Exploration:
Revenues	$8,287	$5,870	$15,502	$11,169
Direct operating costs (excluding depreciation, depletion and impairment)	$2,768	$1,292	$4,336	$2,371
Selling, general and administrative	$427	$350	$840	$732
Capital expenditures	$3,600	$2,166	$7,132	$4,316
Corporate and Other:
Selling, general and administrative	$2,864	$2,353	$4,651	$4,442
Bad debt expense	$217	$82	$307	$162
Other	$(187)	$(720)	$(1,375)	$(3,329)
Total capital expenditures, excluding acquisitions	$51,778	$32,118	$89,723	$51,651

	June 30,	June 30,
	2004	2003
Selected Balance Sheet Data:
Cash and cash equivalents	$63,353	$87,456
Current assets	$293,347	$265,100
Total assets	$1,193,774	$1,006,708
Current liabilities	$118,167	$93,192
Long-term debt, less current maturities	$—	$—
Working capital	$175,180	$171,908